EXHIBIT 4.26

               GUARANTY AGREEMENT IN FAVOR OF THE UNITED STATES

      This Guaranty Agreement (the "Guaranty Agreement") is dated this 9th day of April, 1999 by Pride International, Inc. (the "Guarantor"), to the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator (the "Secretary").

RECITALS:

      A. WHEREAS, Petrodrill Four Limited and Petrodrill Five Limited, British Virgin Islands international business companies (each a "Shipowner" and collectively the "Shipowners") are indirectly owned in part by the Guarantor; and

      B. WHEREAS, the Shipowners, in connection with the financing of the cost of the construction of the AMETHYST 4 and AMETHYST 5 (collectively, the "Vessels"), on the date hereof, borrowed certain funds and created and authorized the issuance of obligations designated "United States Government Guaranteed Export Ship Financing Obligations, AMETHYST 4 Series" and "United States Government Guaranteed Export Ship Financing Obligations, AMETHYST 5 Series" (the "Obligations"), consisting on the date hereof of $ 299,808,000 aggregate principal amount of the Obligations, bearing interest at the rate specified therein and issued under trust indentures (the "Indentures") between the Shipowners and FMB Trust Company, National Association, a national banking association, (the "Indenture Trustee") as trustee, dated as of the date hereof, said Obligations constituting the legal, valid and binding obligations of the Shipowner; and

      C. WHEREAS, each Shipowner, on the date hereof, accepted the Secretary's Commitment to Guarantee Obligations (the "Commitment") pursuant to Title XI of the Merchant Marine Act, 1936, as amended (the "Act"), whereby the Secretary authorized a guarantee to be endorsed upon each of the Obligations (the "Guarantees"); and

      D. WHEREAS, each Shipowner has, in consideration of the issuance of the Guarantees by the Secretary of the payment of the unpaid interest on, and the unpaid balance of the principal of the Obligations issued by the Shipowners pursuant to the terms and provisions of the Security Agreements dated the date hereof, between the Shipowner and the Secretary (the "Security Agreements"), granted a security interest in its Chartering Contract with Petroleo Brasileiro S.A. ("Petrobras") to the Secretary.

      E. WHEREAS, the AMETHYST 4 and AMETHYST 5 are expected to be delivered to Petrobras on approximately June 9, 2000, and August 9, 2000, respectively, approximately 392 and 434 days beyond the delivery date under their respective Chartering Contracts (collectively "the Contracts").

      F. WHEREAS, Petrobras has a contractual right to impose penalties if the Vessels are not timely delivered (the "Late Arrival Penalties").
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      G. WHEREAS, under the expected delivery schedule, the maximum aggregate
Late Arrival Penalties would be approximately $31,550,000.

      H. WHEREAS, Petrobras has informed the Shipowners that its policy has been to negotiate with its contractors on the form and timing of any penalties to reduce their impact and that in the past Petrobras has negotiated installment plans or discounted the penalties from the end of the relevant Contract.

      I. WHEREAS, Petrobras has confirmed that it has no reason to expect that it will not apply the same policy to the Late Arrival Penalties under the Contracts, subject to the approval of its Board of Directors.

      J. WHEREAS, the Secretary is concerned that there may be ad valorem taxes imposed by the Federative Republic of Brazil on the Vessels when they are delivered to Petrobras ("Ad Valorem Taxes").

      K. WHEREAS, the Secretary has required this Guaranty Agreement from the Guarantor in conjunction with the consideration offered by or on behalf of the Shipowners as a condition of the Secretary's decision to enter into the Commitments to issue the Guarantees, and the Guarantor has agreed to enter into this Guaranty Agreement for the purpose of guaranteeing the Shipowners' payment of Late Arrival Penalties and Ad Valorem Taxes up to an aggregate amount of $20,500,000.

      NOW THEREFORE, in consideration of the premises, and of other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Guarantor hereby agrees as follows:

      1. DEFINITIONS. Unless otherwise specifically defined herein, the capitalized terms used herein which are defined in Schedule X to the Security Agreements, dated the date hereof and any reference therein to other instruments shall have the respective meanings stated in Schedule X of the Security Agreements or such other instruments.

      2.    GUARANTEE.

            a) Whenever a Shipowner has been billed for any Late Arrival Penalties or Ad Valorem Taxes (said Late Arrival Penalties or Ad Valorem Taxes, collectively, the "Aggregate Amounts"), but is not permitted by the provisions of the Title XI Reserve Fund and Financial Agreement (the "Financial Agreement") to pay any or all of the Aggregate Amounts, the Guarantor hereby absolutely, irrevocably and unconditionally promises to pay those portions of any Aggregate Amounts which cannot be paid by the Shipowner by virtue of the provisions of the Financial Agreement; PROVIDED, HOWEVER, that the maximum Aggregate Amount which the Guarantor is obligated to pay hereunder for both Shipowners shall not exceed Twenty Million Five Hundred Thousand Dollars ($20,500,000). The Guarantor shall pay the Aggregate

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Amounts required hereunder, in immediately available funds, to the relevant billing entity or its designee within the later of (i) ten (10) business days of the Shipowner's receipt of each bill for Late Arrival Penalties and Ad Valorem Taxes , (ii) if applicable, within ten (10) business days of a final ruling by Petrobras on any appeal by the Shipowner to Petrobras against the imposition of Late Arrival Penalties pursuant to Section 8.7 of the Chartering Contract, or
(iii) if the Shipowner's duty to pay such a bill has been continuously stayed by a court of competent jurisdiction, within ten (10) business days of the issuance of a final, unappealable order by a court of competent jurisdiction ordering the Shipowner to pay such a bill. In the event the Guarantor fails to pay the Aggregate Amounts in the manner and amounts required hereunder, the Secretary shall have the right to compel the Guarantor to pay such Aggregate Amounts directly to the Secretary for distribution, as the Secretary may decide, either to relevant billing entity or to the Secretary to be retained and set off against any indebtedness owed the Secretary by the Shipowner. The Shipowners shall not be required to repay the Guarantor for any amounts paid hereunder until permitted by the provisions of the Financial Agreements.

            b) The Guarantor hereby consents and agrees that its obligations under this Guaranty Agreement will not be discharged by any act or omission to act of any kind by the Secretary or any other person or any other circumstances whatsoever (including, but not limited to, any extension, rearrangement or renewal with respect to any indebtedness or other obligation of the Shipowners with or without notice to the Guarantor, any waiver of any right of the Secretary under the terms of the Secretary's Note, the Security Agreement, the Mortgage or this Guaranty Agreement, any release of security, any transfer or assignment of rights or obligations accruing to the Secretary under the Secretary's Note, the Security Agreement, the Mortgage or this Guaranty Agreement, any corporate reorganization, dissolution, merger, acquisition of or by or other alteration of the corporate existence or structure of the Shipowners or the Guarantor, discharge of either Shipowner in bankruptcy, the invalidity, illegality or unenforceability of the Secretary's Note, the Security Agreement, the Mortgage or this Guaranty Agreement or the absence of any action to enforce the obligations of either Shipowner) which might constitute a legal or equitable discharge of the Guarantor; it being the intention of the Guarantor that this Guaranty Agreement be absolute, continuing and unconditional and the guarantee hereunder shall only be discharged by the payment in full of all sums so guaranteed hereunder in an Aggregate Amount not to exceed Twenty Million Five Hundred Thousand Dollars ($20,500,000).

            c) The Guarantor hereby irrevocably and unconditionally waives: (i) notice of any of the matters referred to in this Guaranty Agreement and any action by the Secretary in reliance thereon; (ii) all notices which may be required by statute, rule of law or otherwise to preserve any rights against the Guarantor hereunder, including without limitations, any demand, protest, proof of notice of non-payment of all sums payable under the Secretary's Note or to Petrobras or any notice of any failure on the part of either Shipowner to perform or comply with any covenant, term or obligations of any agreement to which it is a party; (iii) any requirement for the enforcement, assertion or exercise of any right, remedy, power or privilege under or with respect to this Guaranty Agreement; (iv) any requirement of diligence; (v) any requirement that the Shipowner be joined as a party to any proceedings for the enforcement of any provision of this Guaranty Agreement or that the

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Secretary proceed against any other guarantor executing or any other guaranty agreement; (vi) any and all defenses to payment hereunder, except the defense of payment already made, and agree to confess without contesting liability hereunder for any judgment entered hereon; (vii) presentment, demand, protest, notice of protest and dishonor, notice of intent to accelerate and notice of acceptance; or (viii) the right to require the Secretary to pursue any remedy in the Secretary's power whatsoever.

            d) The Guarantor hereby agrees that this Guaranty Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time payment of any sum hereby guaranteed is rescinded or must be otherwise restored or returned by the Secretary or Petrobras, upon the insolvency, bankruptcy or reorganization of the Shipowner, or otherwise, all as though such payment had not been made. The Guarantor further agrees that if the maturity of any obligations guaranteed herein be accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Guaranty Agreement without demand or notice to the Guarantor.

            e) Any amount payable hereunder shall not be subject to any reduction by reason of any counterclaim, set-off, deduction, abatement or otherwise.

            f) The Guarantor shall pay all reasonable costs and expenses (including, without limitation, attorneys' fees and expenses) incurred in connection with the enforcement of the obligations of the Guarantor under this Guaranty Agreement.

            g) The Contracts may be amended, modified or endorsed without the consent of the Guarantor.

            h) The Secretary may enforce the Guarantor's obligations hereunder without in any way first pursuing or exhausting any other rights or remedies which the Secretary may have against the Shipowners or any other person, firm or corporation or against any security the Secretary may hold.

      3. SECRETARY'S RIGHTS. The Guarantor authorizes the Secretary, without notice or demand and without affecting the Guarantor's liability hereunder, to take and hold security from any entity (other than the Guarantor) to secure the payment of this Guaranty Agreement and/or any of the obligations guaranteed herein and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Secretary in his discretion may determine; and to obtain a guarantee of any of the obligations guaranteed herein from any one or more persons, corporations or entities whomsoever (other than the Guarantor) and at any time or times to enforce, waive, rearrange, modify, limit or release such other persons, corporations or entities from their obligations under such guarantees.

      4. PRIMARY LIABILITY. It is expressly agreed that the liability of the Guarantor for the payment of the obligations guaranteed herein shall be primary and not secondary. The liability of the Guarantor for payment of sums due hereunder is joint and several with the liability of Maritima

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Petroleo e Engerharia Ltda. under its Payment Undertaking in favor of the
Secretary with respect to the Late Arrival Penalties and Ad Valorem Taxes; PROVIDED that the maximum amount the Guarantor is obligated to pay hereunder shall not exceed Twenty Million Five Hundred Thousand Dollars ($20,500,000).

      5. REPRESENTATIONS AND WARRANTIES. The Guarantor represents and warrants as follows:

            a) The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has full power and authority (corporate, legal and other) to execute, deliver and carry out the terms of this Guaranty Agreement;

            b) This Guaranty Agreement has been duly authorized, executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms;

            c) The execution, delivery and performance the Guarantor of this Guaranty Agreement does not require the approval or consent of its shareholders or of any governmental authority and does not contravene the Guarantor's Certificate of Incorporation or any mortgage, indenture or other agreement binding upon it, or any law, regulation, order, judgment or decree applicable to the Guarantor; and

            d) The Guarantor's guarantee pursuant to this Guaranty Agreement may be expected to benefit, directly or indirectly, the Guarantor.

            e) The Guarantor has fully adequate financial resources, funds, and assets to satisfy its obligations under this Guaranty Agreement.

      6. CONTINUING GUARANTEE. This Guaranty Agreement is a continuing guarantee of payment and collectibility and shall:

            a) Remain in full force and effect so long as either Shipowner may be liable for the payment of Late Arrival Penalties and Ad Valorem Taxes and shall terminate upon the Secretary's receipt of (i) written notice from Petrobras to both Shipowners that any and all liabilities for Late Arrival Penalties have been satisfied under the Contracts, and (ii) that evidence satisfactory to the Secretary that no Ad Valorem Taxes are or will be due, but if due, such taxes have been paid, provided, however, that this Guaranty shall terminate at such time as the Guarantor or the Shipowners provide a Letter of Credit in an amount equal to the amount hereunder guaranteed, which together with any other agreements with the issuer relating to the Letter of Credit are in form and substance satisfactory to the Secretary, and further provided that the Shipowners may not collateralize this Letter of Credit or repay the issuer with respect to any draws made under the Letter of Credit or incur any fees unless such payments would be allowed as dividends under the Shipowners' Financial Agreements

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            b) Be binding upon the Guarantor, its successors and assigns such taxes; and

            c) Be executed and issued for the sole and exclusive benefit of the United States, and no other party shall be permitted to claim any benefit, direct or indirect, therefrom. This Guaranty Agreement is nonassignable, any assignment thereof shall be null and void and have no legal effect whatsoever.

            d) Inure to the benefit of, and be enforceable by the Secretary, his successors and assigns.

      7. DEFAULT. A default under the terms of this Guaranty Agreement shall be deemed to occur if the Guarantor fails to make any payments guaranteed hereunder.

      8. NOTICES. All communications may be made or delivered in person or by certified or registered mail, postage prepaid, addressed to the Guarantor or the Secretary as provided below or to such other address as the Guarantor or the Secretary may hereafter specify in a written notice to the other and all notices or other communications shall be in writing so addressed and shall be effective upon receipt by the addressee thereof:

      Guarantor:        Pride International Inc.
                        5847 San Felipe
                        Suite 3300
                        Houston, TX 77057
                        Attention: Chief Financial Officer

      With a copy to:   Sher & Blackwell
                        1850 M Street, NW
                        Suite 900
                        Washington, DC  20036
                        Attention:  Jeffrey F. Lawrence/Anne E. Mickey

      Secretary:        SECRETARY OF TRANSPORTATION
                        c/o Maritime Administrator
                        Maritime Administration
                        U.S. Department of Transportation
                        400 Seventh Street, SW
                        Washington, DC 20590
                        Attention: Chief, Division of Ship Financing Contracts

      9. AMENDMENTS AND SUPPLEMENTS. No agreement shall be effective to change or modify, supplement, amend or discharge in whole or in part this Guaranty Agreement unless such agreement is in writing, signed by the Guarantor and the Secretary.

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      10. GOVERNING LAW. This Guaranty Agreement shall be governed by the federal law of the United States of America or in the absence of applicable federal law by the laws of the District of Columbia.

      11. CONFIDENTIALITY. Neither party shall, without the prior written consent of the other, disclose to any third party (including Petrobras) the terms and conditions of this Guaranty Agreement except as required by law or governmental requirements, and then only with notice of such to the other party

      12. COUNTERPARTS. This Guaranty Agreement may be executed in one or more counterparts. All such counterparts shall be deemed to be originals and shall together constitute but one and the same instrument.

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      IN WITNESS WHEREOF, this Guaranty Agreement has been executed on the day and year first above written.


                                          PRIDE INTERNATIONAL, INC.
(Seal)

                                          By: /s/ EARL W. MCNIEL
                                            _____________________
                                            Name: Earl W. McNiel
                                            Title: Vice President

Attest:

  /s/ ROBERT W. RANDALL
_________________________
Name: Robert W. Randall
Title: Secretary




ACKNOWLEDGED BY:

                                          UNITED STATES OF AMERICA
                                          SECRETARY OF TRANSPORTATION

                                          By:  MARITIME ADMINISTRATOR

(Seal)
                                          By: /s/ JOEL C. RICHARD
                                             _________________________________
                                             Secretary
                                             Maritime Administration

ATTEST:

/s/ LARRY MAIN
_________________________
Assistant Secretary
Maritime Administration

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